Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Grant Thornton LLP 1801 California St., Suite 3700 Denver, CO 80202 T 303.813.4000 F 303.839.5711 www.GrantThornton.com

Restoration Robotics, Inc.

We have issued our report dated July 7, 2017 (except for Note 16 and the effects thereof, which is as of September 18, 2017), with respect to the consolidated financial statements of Restoration Robotics, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

GRANT THORNTON LLP

/s/ GRANT THORNTON LLP

Denver, Colorado

September 18, 2017

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd